Exhibit 10.70

November 23, 2019

Hudson Bay Master Fund, LP

C/O George Antonopoulos

777 Third Avenue

30th Floor

New York, NY 10017

gantonopoulos@hudsonbaycapital.com

Ladies and Gentlemen:

Reference is made to that certain Exchange Agreement (the “Agreement’), and the Side-Letter Agreement, both dated as of May 23, 2019, (the “Letter”), by and among Infinity Energy Resources, Inc. (the “Company”), and Hudson Bay Master Fund Ltd. (“Hudson Bay”). Capitalized terms not otherwise defined herein shall have the meanings set forth in each of the Settlement Agreement.

Pursuant to the Letter the parties both agreed as to the following:

●	The Letter provides that on November 23, 2019, the Company will, if required under the Side-letter Agreement, “issue additional shares of common stock to the Investor based on an increase in the fully-diluted shares outstanding (as defined below) of the Company from the date of the Side-Letter Agreement’s execution to November 23, 2019, its six-month anniversary, (the “True-Up Shares”).” The issuance of the True-Up Shares, if any, shall provide the Holder (as defined in the Letter) with rights to acquire additional shares to be calculated according to the following formula:

A-B= Aggregate Number of Rights Shares

A = 9.99% of shares of Common Stock outstanding on the Six-Month Anniversary

(calculated based on the Number of Fully-Diluted Shares Outstanding (as defined below))

B = The shares of Common Stock Issued to the Purchaser contemporaneously with the Agreement

●	For the purposes of this Side-Letter Agreement, “Number of Fully-Diluted Shares Outstanding” means, as of any time of determination, the sum of (i) the aggregate number of issued and outstanding shares of common stock as of such time of determination, (ii) the aggregate maximum number of shares of common stock issuable on an as-converted and as-exchanged basis, as applicable (excluding any exercise of warrants to purchase Common Stock and all Rights issued pursuant to the Agreement), pursuant to all capital stock and all other securities of the Company or any of its Subsidiaries (excluding any warrants to purchase common stock and all rights to acquire common shares issued pursuant to the Side-Letter Agreement) outstanding as of such time of determination (or issuable pursuant to agreements in effect as of such time).

●	Notwithstanding the foregoing, if any warrants to purchase common stock are outstanding (or issuable upon conversion or exchange of securities outstanding) as of the six-month anniversary of the Side-Letter Agreement (each, an “Outstanding Warrant”), on such six-month anniversary the Company shall issue the Investor an additional right to acquire a warrant (the “New Warrant”) exercisable into 9.99% of the shares of common stock issuable upon exercise of all Outstanding Warrants as of the six-month anniversary (the “New Warrant Shares”). The New Warrant Shares shall be of like tenor to the Outstanding Warrants.

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Calculation of True-Up Shares

Following is an analysis to determine Hudson Bay’s right to acquire additional common shares and common share equivalents:

11,743,385	Actual Number of Common shares outstanding on November 23, 2019
X 9.99%	Hudson Bay’s percentage participation right

1,173,164	Maximum number of common shares issuable to Hudson Bay

(605,816)	Less shares already issued to Hudson Bay

567,348	Maximum number of common shares issuable to Hudson Bay pursuant to the terms of the Side-letter Agreement

Following is an analysis to determine Hudson Bay’s right to acquire additional common shares based on the following outstanding warrants to purchase common shares:

Maximum Number of warrants at 9.99%	Exercise Price	Expiration date
4,950	$0.50	June 4, 2026
56,430	$0.50	June 19, 2026

61,380	Total warrants issuable to Hudson Bay

Therefore, we will issue one new warrant agreement providing Hudson Bay with the right to acquire up to 61,380 shares of common stock at $0.50 per share and a termination date of June 19, 2026.

● The Company also has 332,000 stock options outstanding in the hands of Officers and Board Members with a weighted average exercise price of $41,86 per share and the weighted average contractual term is 28 months. We have excluded these stock options from the common share equivalents calculation since they are substantially out-of-the money and Hudson Bay would not be a qualified holder under the Plans

Kindly confirm your agreement with the above calculations by signing in the space indicated below. In addition, please indicate how and when you would like these common shares and common stock purchase warrants to be issued.

[Signature page follows]

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Very truly yours,

INFINITY ENERGY RESOURCES, INC.

/s/ Stanton E. Ross
Stanton E. Ross

Agreed and Accepted:

hudson bay master fund ltd.

BY:	/s/ George Antonopoulis
Name:	George Antonopoulis
Title:	Authorized Signatory

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